Report on Review by Independent Certified Public Accountants



The Board of Directors
FloridaFirst Bancorp, Inc.
Lakeland, Florida:

     We have reviewed the accompanying condensed consolidated balance sheet of FloridaFirst Bancorp, Inc. and Subsidiary (the "Company") as of March 31, 2003, the related condensed consolidated statements of earnings for the three-month and six-month periods ended March 31, 2003 and 2002 and the related condensed consolidated statements of stockholders' equity and cash flows for the six-month periods ended March 31, 2003 and 2002. These interim financial statements are the responsibility of the Company's management.

     We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the interim condensed consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

     We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of September 30, 2002, and the related consolidated statements of earnings, stockholders' equity and cash flows for the year then ended (not presented herein); and in our report dated November 15, 2002, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of September 30, 2002, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


/s/Hacker, Johnson & Smith PA


HACKER, JOHNSON & SMITH PA
Tampa, Florida
May 1, 2003